M-Wave, Inc. Receives NASDAQ Notices of Non-Compliance

FRANKLIN PARK, IL -- 03/25/2008 -- M-Wave, Inc. (NASDAQ: MWAV), a provider of international procurement services, and a virtual manufacturer of customer-specified electronic components, sub-assemblies, and consumer products, announced that it received notices of non-compliance with Marketplace Rules 4310(c)(4), and 4310(c)(7) from the staff of The NASDAQ Stock Market ("NASDAQ") on March 19, 2008.

The first notice indicates that for the last 30 consecutive business days, the bid price of the Company's common stock has closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4310(c)(4) (the "Bid Price Rule"). Therefore, in accordance with Marketplace Rule 4310(c)(8)(D), the Company will be provided 180 calendar days, or until September 15, 2008, to regain compliance. If, at anytime before September 15, 2008, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Staff will provide written notification that the Company has regained compliance with the Bid Price Rule.

The second notice indicates that for the last 30 consecutive business days, the Company's common stock has not maintained a minimum market value of publicly held shares ("MVPHS") of $1,000,000 as required for continued inclusion by Marketplace Rule 4310(c)(7) (the "MVPHS Rule"). Therefore, in accordance with Marketplace Rule 4310(c)(8)(B), the Company will be provided 90 calendar days, or until June 17, 2008, to regain compliance. If, at anytime before June 17, 2008, the MVPHS of the Company's common stock is $1,000,000 or more for a minimum of 10 consecutive business days, Staff will provide written notification that the Company has regained compliance with the MVPHS Rule.

The Company expects to report further news as it becomes available.

About M-Wave, Inc.

M-Wave provides supply chain services and sources printed circuit boards, custom electronic components, extrusions, assemblies, and non-electronic products from Southeast Asia. The parts and components sourced are utilized in a wide range of commercial and industrial electronics, contract manufacturing and other consumer products. M-Wave additionally offers domestic and international supply chain services for its second and third-tier customers.

Actual results and the timing of certain events discussed herein could differ materially from those projected in or contemplated by forward-looking statements due to a number of factors, including but not limited to, the risk factors and other disclosures contained in M-Wave, Inc.'s annual reports on Form 10-KSB for the period ended December 31, 2006, its report on Form 10-QSB for the period ended September 30, 2007, and the other disclosures contained in documents filed by the Company with the Securities and Exchange Commission.

M-Wave's website is located at www.mwav.com.

Contact:
M-Wave, Inc.
Jim Mayer
Interim CEO
(630) 562-5550 ext 4751

Jeff Figlewicz
CFO
(630) 562-5550 ext 4720